Exhibit 3.1

Oak Woods Acquisition Corporation

(the “Company”)

Minutes of an extraordinary general meeting (the “Meeting”) of the members of the Company (the “Members”) held as a virtual meeting conducted exclusively via live webcast on 20th March, 2025 at 12:00 p.m.. Eastern Time

PRESENT: as per sign in sheet attached hereto as Appendix A

CHAIRPERSON

Lixin Zheng chaired the Meeting.

CONFIRMATION OF NOTICE AND QUORUM

NOTED THAT the Chairperson confirmed that notice of the meeting had been given to all Members entitled to vote at the Meeting in accordance with article 21.1 of the amended and restated articles of association of the company, as amended from time to time (the “Articles”) and that a quorum was present throughout the Meeting in accordance with Article 29.1.

Extension Amendment

RESOLVED AS A SPECIAL RESOLUTION THAT the amended and restated memorandum of association and amended and restated articles of association of the Company (the “Amended and Restated Memorandum and Articles of Association”) be amended by the deletion of the existing Article 49.8 in its entirety and the insertion of the following language in its place:

“49.8	In the event that any amendment is made to the Articles:

(a)	to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 18 months (or 21 months or 24 months, if applicable under the provisions of this Article 49.8) from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other provision relating to Members’ rights or pre- Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated a Business Combination within 24 months from the closing of the IPO, the Company may, without another shareholder vote, elect to extend the date to consummate the Business Combination for up to 6 times by an additional one-months each time after the 24th month from the closing of the IPO, by resolution of the Directors until 30 months from the closing of the IPO provided the Sponsor deposits $172,500 per for each one-month extension, on or prior to the date of the applicable deadline, up to six (6) times..”

Extension Proposal

RESOLVED, AS AN ORDINARY RESOLUTION, that subject to and conditional upon the effectiveness of the special resolution to amend and restate the Amended and Restated Articles of Association of the Company with respect to the Extension Amendment as set forth in Annex A of the Proxy Statement as set forth in the amended Annex A here below to: (i) give the Company the right to extend the date by which the Company has to complete a business combination from March 28, 2025 to September 28, 2025, by depositing into the Trust Account $172,500 per for each one-month extension, on or prior to the date of the applicable deadline, for up to six (6) times.

[Signature Page Follows]

CLOSE

There being no further business, the proceedings then concluded.

/s/ Lixin Zheng
Lixin Zheng
Chairperson

Encl.	Appendix A (EGM Sign-in Sheet)

Amended Annex A to the Company’s Proxy Statement, as filed with the U.S. Securities and Exchange Commission on March 10, 2025,

Appendix A

EGM Sign-in Sheet1

Lixin Zheng	/s/ Lixin Zheng

Mitchell Cariaga	/s/ Mitchell Cariaga

[1]	Lixin Zheng and Mitchell Cariaga together represented a Quorum of Voting Shares by Proxy.

Appendix A-1

ANNEX A

PROPOSED AMENDMENT TO THE AMENDED AND RESTATED MEMORANDUM AND ARTICLES
OF ASSOCIATION OF OAK WOODS ACQUISITION CORPORATION

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

FIRST RESOLVED, as a special resolution: that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.8 in its entirety and the insertion of the following language in its place:

“49.8	In the event that any amendment is made to the Articles:

(a)	to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 18 months (or 21 months or 24 months, if applicable under the provisions of this Article 49.8) from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other provision relating to Members’ rights or pre- Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.

Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated a Business Combination within ~~18~~ 24 months from the closing of the IPO, the Company may, without another shareholder vote, elect to extend the date to consummate the Business Combination for up to 6 times by an additional one-months each time after the ~~18th~~ 24th month from the closing of the IPO, by resolution of the Directors until ~~24~~ 30 months from the closing of the IPO provided the Sponsor deposits $172,500 per for each one-month extension, on or prior to the date of the applicable deadline, up to six (6) times.”

Annex A-1